                                                           Exhibit 5.1

                            PUBCO CORPORATION
                            3830 Kelley Avenue
                          Cleveland, Ohio 44114
                          (216) 881-5300 x 3200
                            FAX (216) 881-8380



                              April 29, 1996



Board of Directors
Pubco Corporation
3830 Kelley Avenue
Cleveland, Ohio 44114

Re:  Pubco Corporation
     Registration Statement on Form S-4

Gentlemen:

Pubco Corporation, a Delaware corporation (the "Company"), is filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, a Registration Statement (the "Registration Statement") on Form S-4
relating to 295,994 shares of the Company's Common Stock, par value $.01 per share (the "Securities"). The Securities are being registered in connection with (a) a proposed merger of Bobbie Brooks, Incorporated, a Delaware Corporation ("Brooks"), into the Company pursuant to an Agreement and Plan of Merger (the "Merger Agreement") between the Company and
Brooks under which Brooks stockholders will receive one share of the Company's Common Stock in exchange for each six shares of Brooks Common Stock owned by them, and (b) the purchase pursuant to Section 271 of the Delaware General Corporation Law, by PSI, Inc., a wholly-owned subsidiary of the Company ("PSI"), of substantially all of the assets of Aspen Imaging International, Inc., a Delaware corporation ("Aspen"), in exchange for Common Stock of the Company and the assumption of substantially all of the liabilities of Aspen by such subsidiary promptly followed by the liquidation of Aspen, the distribution to Aspen stockholders of one share of the Company's Common Stock for each seven shares of Aspen Common Stock owned by them, and the dissolution of Aspen. Fractional shares of the Company's Common Stock will not be issued in either transaction. Rather, Brooks and Aspen Stockholders who would otherwise be entitled to receive a fraction of a share will instead receive cash.

In connection with the foregoing, you have requested that I, in my capacity as General Counsel to the Company, furnish my opinion with respect to the Securities. In this connection, I have reviewed:







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Board of Directors
Pubco Corporation
April 29, 1996
Page 2




    (a) The Registration Statement, including the Joint Proxy Statement/ Information Statement-Prospectus contained therein;

    (b) The Certificate of Incorporation and the By-Laws of the Company, Brooks and Aspen; and

    (c) Such other documents and instruments as I have deemed necessary in connection with rendering this opinion.

Based on the foregoing, I am of the opinion that the Securities, when issued in the manner described in the Registration Statement, upon the merger of Brooks and upon the purchase by PSI of the assets of Aspen, will be legally issued, fully paid and non-assessable.

I hereby consent to the use of my name in the Registration Statement and Joint Proxy Statement/Information Statement-Prospectus, as the same appears in the caption "Legal Matters" therein, and to the use of this opinion as an exhibit to the Registration Statement.

                                  Very truly yours,



                                  Stephen R. Kalette
                                  General Counsel